CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Tuesday, March 16, 2021

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Highlights from Continuing Operations - Q4 2020 Compared to Q4 2019
•Revenue increased 14.4% to $234.0 million, driven by continued strong consumer demand in the US and Canadian consumer markets as well as the fulfillment of order backlog from Q3 2020
•Operating profit increased 49% to $28.4 million
•Net income increased to $19.4 million, or $1.40 per diluted share, compared to net income of $13.3 million, or $0.98 per diluted share.
•Demand for small kitchen appliances in the US and Canada is expected to remain strong in the first half of 2021

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the fourth quarter and full year 2020.

Fourth Quarter 2020 Compared to Fourth Quarter 2019 - Continuing Operations
Revenue increased 14.4% to $234.0 million compared to $204.6 million. Sales through the ecommerce channel increased 33% and accounted for 41% of total revenue.
Revenue in the US and Canadian consumer markets increased, driven by continued strong consumer demand and timing of revenue that shifted from the third quarter of 2020 into the fourth quarter. Revenue in international consumer markets decreased as consumers in many countries struggled with economic challenges resulting from Covid-19 restrictions and business closures. Revenue in the global commercial market decreased due to the devastating impact of the pandemic on the food service and hospitality industries as dining out and travel have declined significantly.
Gross profit margin increased to 23.3% compared to 20.7% primarily due to the sale of higher priced and higher margin products, particularly through the ecommerce channel. Selling, general and administrative expenses increased to $25.9 million compared to $23.0 million mostly due to increased incentive compensation and outside services.
Operating profit increased 49% to $28.4 million compared to $19.1 million. Net income increased to $19.4 million, or $1.40 per diluted share, compared to net income of $13.3 million, or $0.98 per diluted share.

Full Year 2020 Compared to Full Year 2019 - Continuing Operations
Revenue for the full year 2020 decreased 1.3% to $603.7 million compared to $611.8 million. Increased revenue in the US and Canadian consumer markets was offset by decreases in the international consumer and global commercial markets.

Sales through the ecommerce channel increased 30% and accounted for 32% of total revenue. Revenue from the Company's premium products increased 12% and accounted for 11% of total revenue. In the Company's premium portfolio, the new Bartesian® cocktail machine, which was added in late 2019, has been well received by consumers and is poised for continued growth in 2021.
Revenue from commercial products decreased by 37% and the share of total revenue dropped to 5% compared to 8% in 2019. Certain global commercial markets began to recover in the second half of 2020. In the US, quick service restaurants have adjusted well during the pandemic, and many casual and fine dining restaurants have found success with takeout and delivery models, while bars have struggled as a result of Covid-19 restrictions. The hospitality industry has been challenged due to low occupancy rates.
Gross profit margin increased to 23.0% from 21.0% primarily due to customer and product mix. Selling, general and administrative expenses were $100.0 million compared to $100.4 million. These amounts included charges related to unauthorized transactions at our Mexican subsidiaries of $1.9 million in 2020 and $6.9 million in 2019. The decrease in 2020 was offset by increases in outside services and incentive compensation.
Operating profit increased 40% to $37.4 million compared to $26.8 million. Net income increased to $24.1 million, or $1.76 per diluted share, compared to net income of $15.1 million, or $1.10 per diluted share.

Cash Flow and Debt from Continuing Operations - Full Year 2020 Compared to Full Year 2019
Use of cash before financing activities in 2020 was $31.7 million compared to a use of $3.9 million in 2019. Net working capital increased by $59.9 million due to an increase in inventory and trade receivables partially offset by higher accounts payable. During the fourth quarter, the Company built inventory in anticipation of sales growth in the first half of 2021 in combination with longer shipping lead times due to congestion in the freight supply chain globally and the need to source product in advance of the annual Chinese New Year shutdown. Higher trade receivables reflected the timing of collections shifting into the first quarter of 2021.
Net debt at December 31, 2020 was $95.9 million compared to $56.4 million at December 31, 2019, reflecting the changes in net working capital. Over the course of the year, the Company demonstrated effective management of net working capital, which was a major contributor to improved borrowing activity during the year, with average debt down $11.6 million compared to the year ended December 31, 2019. In November 2020, the Company amended and restated its Credit Agreement to extend the term and increase the size of the facility.

Dividend and Share Repurchases
On August 19, 2020, the Board approved a 6.0% increase in the Company’s regular quarterly cash dividend, raising the quarterly amount from $0.09 per share to $0.095 per share. For the year 2020, the Company paid $5.1 million in dividends. There were no share repurchases during the year ended December 31, 2020.

Outlook
Demand in the Company's US and Canadian consumer markets is expected to remain strong in the first half of 2021 as consumers continue to shelter at home and engage in meal and beverage preparation. The Company believes that consumers will continue to cook more at home post-pandemic as new habits have formed. Additionally, household formation by millennials and boomers transitioning to new homes or remodeling are ongoing demographic trends that are expected to continue to drive demand for small kitchen appliances.
While certain trends in international consumer markets lag the strength of the US and Canada, the Company expects the Mexico and Latin American markets to rebound in 2021 as more people gain access to vaccines and economies begin to recover.
In the global commercial market, the food service industry is expected to rebound in 2021 as vaccines are administered and people resume dining out, although not anticipated at pre-pandemic levels. The hospitality industry is expected to be slower to recover as leisure and business travel gradually return.

For the first half of 2021, the Company expects moderate revenue growth compared to the first half of 2020. Operating profit is expected to increase from the prior year period despite higher material and shipping costs. Visibility into the second half of 2021 is limited due to uncertainty regarding the timing for the pandemic to diminish.
For the full year 2021, the Company expects improved performance compared to 2020 as a result of progress made with challenges experienced in 2020 that were related to its Mexican subsidiaries and to the cutover to a new ERP system. Beyond this expectation for significant upside to performance, the Company is deferring any outlook for the full year 2021 to a later date.
During 2020, the Company completed a detailed review of its strategic initiatives, which resulted in changes to certain initiatives and continuing or increasing focus on others, as discussed below.
While the Company expects the global commercial market recovery to take some time, it continues to be very optimistic about its potential and expects significant revenue and profit growth in 2021. During 2020, the Company continued to invest in new commercial products and expand its offerings across the food service kitchen. The Company also invested in digital marketing and ecommerce and strengthened its partnerships with regional and global chains, all of which position it well to participate in the anticipated rebound of the commercial market.
The Company plans to further increase its focus on ecommerce and position itself for growth in dollars and share. The Company is supporting growth in the ecommerce channel with a number of digital marketing programs, expansion of its direct to consumer distribution operation, and increasing its participation with pure-play and omnichannel customers.
In the premium market, the Company intends to continue its robust new product development and pursue additional partnerships and licensing agreements to further expand its presence.
In 2021, the Company plans to increase investment in new opportunities in the home, particularly in the large and fast-growing health and wellness space. Two examples of this include expanding its air purification offerings and entering the water filtration category.
Certain emerging markets in which the Company has been working to increase its presence have experienced greater challenges from the pandemic and their outlook is uncertain. As a result, the Company is pivoting to a licensing model from a company managed model for its consumer business in countries such as Brazil, China and India. This change will result in reallocating certain resources and eliminating others. In the first half of 2021, the Company expects to record a non-cash charge of approximately $2.0 million related to the deconsolidation of its Brazilian subsidiary. The Company does not expect any additional significant charges as a result of changing to a licensing model in certain emerging markets.
During the time since the global pandemic began, the Company's focus has been on the safety and health of its employees, serving customers and consumers, and moving the business forward. Hamilton Beach Brands is a leader in an industry that is providing essential products during the pandemic.
The Company’s leading portfolio of consumer preferred brands and products, which ranges from value to luxury and covers more than 50 categories, is a key competitive advantage. Hamilton Beach Brands introduced nearly 70 new products in 2020 and expects to introduce approximately 100 more new products over the next 24 months. Even with employees working remotely, the Company's new product development process is working well.
Hamilton Beach Brands business is seasonal and much of its revenue and operating profit is earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly during the holiday-selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year.

Conference Call
    The Company will conduct an earnings conference call and webcast on Wednesday, March 17, 2021 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 227-5844 (Toll Free) or (647) 689-4071 (International), Conference ID: 4569512. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
    Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston®, TrueAir® and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-Looking Statements
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to ship products to meet the anticipated increase in demand, (2) the Company’s ability to successfully manage the anticipated transportation constraints, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the result of shareholder or governmental actions relating to the restatement of our financial statements and accounting and legal fees that we may incur in connection with the restatement, (18) difficulties arising as a result of our implementation, integration or operation of an enterprise resource planning system in the US, (19) our ability to successfully remediate the material weaknesses in our internal control over financial reporting disclosed in Item 9A of the 2019 Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or our ability to maintain an effective system of internal controls, and, (20) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K/A for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the

Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact the pandemic may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks, the extent to which new shutdowns may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening fully, the timing for proven treatments and the availability of vaccines, consumer confidence, and demand for our products.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2020	2019	2020	2019
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$234,021	$204,570	$603,713	$611,786
Cost of sales	179,409	162,173	465,059	483,234
Gross profit	54,612	42,397	138,654	128,552
Selling, general and administrative expenses	25,912	22,996	99,990	100,381
Amortization of intangible assets	278	341	1,249	1,377
Operating profit (loss)	28,422	19,060	37,415	26,794
Interest expense, net	690	767	1,998	2,975
Other expense (income), net	84	(710)	1,685	(358)
Income (loss) from continuing operations before income taxes	27,648	19,003	33,732	24,177
Income tax expense (benefit)	8,282	5,699	9,665	9,084
Net income (loss) from continuing operations	19,366	13,304	24,067	15,093
Income (loss) from discontinued operations, net of tax	(370)	(20,608)	22,191	(28,600)
Net income (loss)	$18,996	$(7,304)	$46,258	$(13,507)

Basic earnings (loss) per share:
Continuing operations	$1.41	$0.98	$1.76	$1.10
Discontinued operations	(0.03)	(1.52)	1.62	(2.09)
Basic earnings (loss) per share	$1.39	$(0.54)	$3.39	$(0.99)

Diluted earnings (loss) per share:
Continuing operations	$1.40	$0.98	$1.76	$1.10
Discontinued operations	(0.03)	(1.52)	1.62	(2.09)
Diluted earnings (loss) per share	$1.37	$(0.54)	$3.37	$(0.99)

Basic weighted average shares outstanding	13,688	13,518	13,657	13,690
Diluted weighted average shares outstanding	13,849	13,625	13,712	13,726

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2020	DECEMBER 31 2019
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$2,415	$2,142
Trade receivables, net	144,797	108,381
Inventory	173,962	109,806
Prepaid expenses and other current assets	15,118	11,345
Current assets of discontinued operations	—	5,383
Total current assets	336,292	237,057
Property, plant and equipment, net	23,490	22,324
Goodwill	6,253	6,253
Other intangible assets, net	1,892	3,141
Deferred income taxes	6,965	6,248
Deferred costs	13,449	10,941
Other non-current assets	2,827	2,085
Non-current assets of discontinued operations	—	614
Total assets	$391,168	$288,663
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$152,054	$111,348
Accounts payable to NACCO Industries, Inc.	505	496
Revolving credit agreements	—	23,497
Accrued compensation	15,981	15,027
Accrued product returns	6,853	8,697
Other current liabilities	23,677	12,534
Current liabilities of discontinued operations	—	29,723
Total current liabilities	199,070	201,322
Revolving credit agreements	98,360	35,000
Other long-term liabilities	13,633	16,075
Total liabilities	311,063	252,397
Stockholders' equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 10,006 and 9,805 shares issued as of December 31, 2020 and 2019, respectively	100	98
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 4,045 and 4,076 shares issued as of December 31, 2020 and 2019, respectively	41	41
Capital in excess of par value	58,485	54,509
Treasury stock	(5,960)	(5,960)
Retained earnings	44,915	3,710
Accumulated other comprehensive loss	(17,476)	(16,132)
Total stockholders' equity	80,105	36,266
Total liabilities and stockholders' equity	$391,168	$288,663

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	YEAR ENDED DECEMBER 31
	2020	2019	2018
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$24,067	$15,093	$23,059
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	3,907	4,002	4,277
Deferred income taxes	(1,431)	1,487	5,474
Stock compensation expense	3,978	2,797	3,618
Other	2,055	616	837
Net changes in operating assets and liabilities:
Affiliate payable	9	(1,920)	(5,300)
Trade receivables	(41,314)	(22,769)	18,529
Inventory	(65,808)	13,674	(12,255)
Other assets	(550)	1,127	(4,586)
Accounts payable	40,215	(7,043)	(7,719)
Other liabilities	6,938	(6,842)	(7,979)
Net cash provided by (used for) operating activities from continuing operations	(27,934)	222	17,955
Investing activities
Expenditures for property, plant and equipment	(3,312)	(4,122)	(7,759)
Other	(500)	—	—
Net cash provided by (used for) investing activities from continuing operations	(3,812)	(4,122)	(7,759)
Financing activities
Net additions (reductions) to revolving credit agreements	39,761	11,873	(4,597)
Purchase of treasury stock	—	(5,960)	—
Cash dividends paid	(5,053)	(4,851)	(4,658)
Financing fees paid	(528)	—	—
Net cash provided by (used for) financing activities from continuing operations	34,180	1,062	(9,255)
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	(6,193)	3,953	(5,499)
Net cash provided by (used for) investing activities from discontinued operations	6	585	(305)
Net cash provided by (used for) financing activities from discontinued operations	—	(103)	—
Cash provided by (used for) discontinued operations	(6,187)	4,435	(5,804)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	25	(785)	309
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	2,459	(3,623)	1,250
Increase (decrease) for the year from discontinued operations	(6,187)	4,435	(5,804)
Balance at the beginning of the year	7,164	6,352	10,906
Balance at the end of the year	$3,436	$7,164	$6,352
Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$2,415	$2,142	$4,420
Restricted cash included in prepaid expenses and other current assets	208	—	—
Restricted cash included in other non-current assets	813	—	—
Cash and cash equivalents of discontinued operations	—	5,022	1,932
Total cash, cash equivalents, and restricted cash	$3,436	$7,164	$6,352